                                                                    Exhibit 99.1

CINCINNATI BELL INC.
PRESS RELEASE

Investor/Media contact:
-----------------------
Michael Vanderwoude
513.397.7685

mike.vanderwoude@cinbell.com
----------------------------


                 CINCINNATI BELL INC. REPORTS FINANCIAL RESULTS
                    FOR THE FOURTH QUARTER AND FULL YEAR 2003

        -  Reduces net debt* by $49 million in the quarter
        -  4Q03 wireless net adds up 154 percent
        -  4Q03 DSL net adds up 74 percent


CINCINNATI - March 22, 2004 - Cincinnati Bell Inc. (NYSE:CBB) today announced its financial results for the fourth quarter and full year 2003 and confirmed the effects of the previously announced restatement of prior financial statements.

SUMMARY

In the fourth quarter, the company continued to execute its primary strategy of reducing net debt. The company also achieved outstanding net activations of wireless and DSL as compared to the fourth quarter of 2002. The cost of these acquisitions, plus increased depreciation in the wireless business as well as revenue declines in the local and wireless segments, contributed to a decline in operating income when compared to the fourth quarter of 2002.

For the quarter, the company reported revenue of $311 million, operating income of $60 million, and net income of $843 million, or $3.17 per diluted share. In the quarter, the company reversed a previously recorded deferred tax asset valuation allowance. As a result, the company recorded a non-cash income tax benefit of $823 million, which increased diluted earnings per share in the fourth quarter by $3.08. In addition, during the fourth quarter, the company reduced net debt by $49 million.

For the full year, the company posted revenue of $1,558 million, operating income of $684 million, and net income of $1,332 million, or $5.36 per diluted share. In 2003, the company reduced net debt by $666 million, or 23 percent. Capital expenditures for the year were $126 million, or 8 percent of total revenue.

OPERATIONAL HIGHLIGHTS

     - Strong demand for the company's Digital Subscriber Line (DSL) services drove 7,000 net additions in the quarter, up 74 percent from the prior year quarter. The company finished the year with nearly 100,000 subscribers, a 33 percent increase compared to the end of 2002.

     - The increase in DSL lines nearly offset the effect of an access line decline of 2.6 percent versus a year ago. One third of this decline was due to a 13 percent decrease in second access lines. Access line losses increased from the 2 percent annual decline reported in third quarter primarily due to increases in company-initiated disconnects (non-pay), competitive losses in the business market and wireless substitution.

     - During the quarter, the company accelerated wireless subscriber acquisition, driving 13,000 net activations, a 154 percent increase over the fourth quarter of 2002. Post-paid churn was 1.7 percent, a
          0.2 point improvement from the prior quarter and the fourth quarter of 2002, as the company saw little impact from Wireless Local Number Portability (WLNP).

     - For the quarter, the company continued to drive penetration of its key wireline feature package, Complete Connections, by adding 7,100 subscribers during the quarter, bringing its total number of subscribers to 312,000, an increase of 8 percent versus a year ago. Consumer penetration of Complete Connections now stands at 44 percent, up from 40 percent at the end of 2002.

     - During the fourth quarter, the company added 16,000 net subscribers to its Custom Connections "super-bundle" which offers local, long distance, wireless and DSL. This helped to increase consumer revenue per household 2 percent versus the fourth quarter of 2002 and 3 percent for the year, to a total of $75 per month.

Excluding results of operations from the Broadband Services segment, fourth quarter revenue of $286 million was down 4 percent and operating income of $59 million was down 28 percent, or $23 million, both versus the same quarter in the prior year. Operating income declined primarily due to increases in wireless subscriber acquisition cost (up $7 million), depreciation (up $3 million), restructuring charges (up $7 million) and asset impairments (up $4 million), with the remainder due to revenue declines. Revenue declined primarily in local service, business equipment installation and wireless service, partially offset by an increase in DSL revenue. 2003 revenue of $1,143 million was down 2 percent while operating income of $335 million decreased 3 percent versus 2002. Capital expenditures for 2003 were $122 million, or 11 percent of revenue.

"Cincinnati Bell closed 2003 a stronger, more focused company than in 2002. We said our number one priority was to de-lever the company. We accomplished that, reducing net debt 23 percent versus the end of 2002. We also said we would invest in customer acquisition to defend our strong market position. In the face of significant competition and WLNP, we posted strong unit growth of our key products, wireless and DSL, and maintained low churn levels," said Jack Cassidy, president and chief executive officer of Cincinnati Bell Inc.

SPECIAL ITEMS

The following special items impacted Cincinnati Bell Inc.'s reported results for the fourth quarter and full year 2003:

     - In the quarter, the company reversed certain previously recorded valuation allowances against deferred tax assets. The company has maintained these valuation allowances primarily due to liquidity concerns at the company's subsidiary, BRCOM, Inc. Because these uncertainties have been substantially mitigated, the company recorded a non-cash income tax benefit of $823 million. This benefit increased diluted earnings per share in the fourth quarter by $3.08. For the year, this reversal, plus a $12 million decrease in tax reserves recorded in the third quarter, increased diluted earnings per share by $3.30.

     - In the quarter, the company recorded a non-cash gain of $16 million due to the extinguishment of the company's Convertible Subordinated Notes, which were purchased at 97 percent of accreted value. This increased the company's diluted earnings per share by $0.06. This fourth quarter gain offset a $17 million non-cash loss recorded in the third quarter on the exchange of $46 million of 9% Senior Subordinated Notes of BRCOM, Inc. for 11 million shares of common stock of Cincinnati Bell Inc. For the year, the net impact of these items was a loss of $1 million, reducing diluted earnings per share by less than $0.01.

     - The company recorded a gain of $10 million in the quarter due to the modification of a lease at the company's headquarters. This modification required the lease to be reclassified from a capital lease to an operating lease. This increased the company's diluted earnings per share by $0.04 for the quarter and the year.

     - The company recorded a non-cash charge of $7 million in the quarter to recognize the unamortized cost of bank debt that was refinanced during the quarter. This decreased the company's diluted earnings per share by $0.02. For the year, the company recorded $16 million total in similar charges. These charges reduced diluted earnings per share by $0.06 for the year.

     - In the fourth quarter, the company recorded a charge of $5 million to recognize certain costs and potential liabilities associated with the final settlement of the previously disclosed arbitration proceedings with El Paso Global Networks. This decreased diluted earnings per share for the quarter and year by $0.02.

     - The company recorded, in the fourth quarter, an asset impairment charge of $4 million, substantially related to a write down of the company's public payphone assets to fair value. This reduced the company's diluted earnings per share by $0.02 for the quarter and $0.01 for the year.

     - In the fourth quarter, the company's Local segment recorded a restructuring charge of $5 million related to a reduction in workforce of approximately 100 employees. The company's Broadband segment recorded a restructuring credit of $8 million due to the termination of certain data center lease agreements. Finally, the company recorded a restructuring charge of $4 million at the corporate level to increase the reserve for a data center lease agreement. These restructuring charges and credits netted out to a charge of less than $1 million in the fourth quarter and reduced diluted earnings per share by less than $0.01. Combined with a restructuring credit of $3 million in the second quarter, the company recorded a net credit of $3 million for 2003, which increased the company's diluted earnings per share by $0.01 for the year.

     - In the fourth quarter, the company recorded a charge of $2 million for certain executive incentives and termination benefits. This reduced the company's diluted earnings per share by $0.01. For the year, the company recorded a total of $11 million in similar charges, reducing diluted earnings per share by $0.04.

     - As previously announced, the company recorded $337 million in gains on the sale of substantially all of its broadband assets in the second and third quarters. This increased the company's 2003 diluted earnings per share by $1.33.

     - Also as previously announced, the company recorded a gain of $86 million in the first quarter resulting from the cumulative effect of a change in accounting principle in accordance with SFAS 143. This increased the company's diluted earnings per share by $0.34 for the year.

Excluding the impact of these special items, the company's operating income was $72 million, net income was $13 million and diluted earnings per share were $0.06 for the quarter. For 2003, excluding the impact of these special items, the company's operating income was $365 million, net income was $100 million and diluted earnings per share were $0.48.

LOCAL COMMUNICATIONS SERVICES

The company's local-exchange subsidiary, Cincinnati Bell Telephone (CBT), produced revenue of $209 million for the fourth quarter, down 4 percent from the same quarter a year ago, due largely to declines in access lines, carrier access and installation of telecom equipment. These declines were partially offset by an increase in DSL revenue.

For the fourth quarter, operating income was $69 million. Excluding a $3 million increase in restructuring charges, operating income was flat to the fourth quarter of 2002, as a $5 million decrease in depreciation offset revenue declines. Capital investment was $23 million, or 11 percent of revenue, during the quarter.

Access lines declined by 26,000, or 2.6 percent, to 986,000 since the fourth quarter of 2002. Thirty-three percent of this decrease was due to declines in second access lines. Access line losses accelerated from the 2 percent annual decline reported in the third quarter primarily due to increases in company-initiated disconnects, competitive losses in the business market and wireless substitution. However, DSL subscribers increased by 25,000, or 33 percent, compared to last year. In the fourth quarter, CBT added 7,000 net DSL subscribers, 1,600 more than the third quarter of 2003 and 3,000 more than the same quarter a year ago. Total DSL subscribers now number nearly 100,000, for a 10 percent penetration of total access lines. Eighty-six percent of CBT's access lines are DSL-enabled.

Complete Connections, CBT's value-added services bundle, added 7,100 subscribers during the quarter, bringing its total number of subscribers to 312,000, up 8 percent versus a year ago. Consumer penetration of Complete Connections now stands at 44 percent. Custom Connections, the company's suite of customized bundles that offers local, long distance, wireless and DSL, added 16,000 subscribers, increasing its subscribership 41 percent in the quarter to 55,000. As of the end of 2003, 47 percent of the company's households subscribe to 2 or more key services (defined as Complete Connections, long distance, wireless or internet). Twenty-two percent subscribe to three or more of these services.

For the year 2003, CBT had revenues of $820 million, down 2 percent from 2002, and operating income of $296 million, up 4 percent. Capital expenditures were $81 million for the year, or 10 percent of revenue.

WIRELESS SERVICES

For the quarter, Cincinnati Bell Wireless (CBW) added 13,000 net subscribers, nearly all postpaid, 154 percent more than the fourth quarter of 2002. Gross activations were 59,000 for the quarter, a 20 percent increase versus the prior year quarter. This occurred as CBW executed its stated strategy of accelerating wireless activations upon the turn-up of its GSM/GPRS network, which is now complete. CBW ended the fourth quarter with 474,000 total subscribers, an increase of 1 percent versus the prior year. Penetration of covered population is estimated at 20 percent at the end of 2003. Postpaid churn declined approximately 0.2 points from the prior quarter and prior year to 1.7 percent. This churn performance was especially strong considering the launch of WLNP during the fourth quarter. CBW reported revenue of $63 million, down 4 percent from the fourth quarter of 2002 due to a 4 percent decline in postpaid average revenue per user (ARPU***) compared to the same period last year, and a 1 percent lower subscriber count at the beginning of the quarter.

The operating loss for the quarter was $1 million, a $14 million decline in operating income versus the fourth quarter of 2002. Operating income declined primarily due to revenue declines as well as an $8 million increase in depreciation expense and a $7 million increase in subscriber acquisition cost offset by other items. Of the $8 million increase in depreciation, $5 million was due to the decrease in the estimate of the remaining economic useful life of the TDMA assets and the remainder was due to depreciation on the GSM/GPRS assets placed into service in October of 2003. Cost of subscriber acquisition increased approximately 75 percent, or $7 million, versus the prior year quarter.

For the quarter, postpaid ARPU was $55, while prepaid ARPU was $17, a 4 percent and 2 percent decline, respectively, versus the fourth quarter of 2002. ARPU declined as CBW pursued more aggressive pricing in order to drive acquisition within bundles with other Cincinnati Bell products. Postpaid cost per gross addition (CPGA****) was $391, while prepaid CPGA was $98, both 25 percent increases versus the prior year quarter. Capital investment of $8 million in the quarter, an 85 percent increase from the fourth quarter of 2002, included $4 million associated with the deployment of the GSM/GPRS network.

For 2003, CBW posted $260 million in revenue, down 3 percent versus 2002. Operating income of $60 million was down 13 percent from the prior year. Excluding the increase in depreciation and increase in acquisition costs in the fourth quarter, operating income of $75 million was 8 percent higher than 2002. Postpaid APRU was $56 for the year, a 2 percent decline versus 2002, while prepaid ARPU was $19, an 11 percent increase. For the year, postpaid CPGA was $389, a 7 percent increase versus 2002, while prepaid CPGA was $64, flat compared to 2002. Capital expenditures in 2003 of $40 million, which equaled 15 percent of 2003 revenue and a 36 percent decline from 2002, included $25 million associated with the deployment of the GSM/GPRS network.

OTHER COMMUNICATIONS SERVICES

Other Communications Services, which includes the company's Cincinnati-area retail voice long distance and public payphone operations, reported revenue of $19 million in the fourth quarter, down 8 percent from the same quarter a year ago. The segment's Cincinnati Bell Any Distance division reported revenue of $16 million for the quarter, down 6 percent, while the Public Communications division reported revenue of $3 million, down 19 percent. The segment was break even at the operating income line for the quarter. For the year, the segment had revenue of $81 million, down 2 percent versus 2002, and operating income of $7 million, an increase of $5 million over 2002.

Estimated Cincinnati market share of CBT access lines for Cincinnati Bell Any Distance, the company's retail voice long distance offering, was 71 percent in the consumer market and 45 percent in the business market at the end of the fourth quarter, an improvement year-over-year of 2 points and 3 points, respectively.

BROADBAND SERVICES

Broadband Services produced revenue of $27 million in the quarter, all attributable to the company's Cincinnati Bell Technology Solutions (CBTS) business, which remains in the Broadband Services segment following the sale of substantially all of the company's broadband assets. Operating income for the quarter was $1 million, which included $0.3 million at CBTS, and a net $0.7 million due to offsetting charges from the settlement of outstanding legal disputes and credits from data center lease terminations.

FINANCIAL POSITION

Cincinnati Bell Inc. reduced its net debt by $49 million to $2.26 billion during the fourth quarter through a combination of the following:

     - A reduction of $31 million from cash flow** generated during the quarter.

     - A reduction of $14 million from the modification of a lease at the company's headquarters.



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


     - A reduction of $16 million from the extinguishment of the company's convertible subordinated debentures, which were purchased at 97 percent of accreted value.

     - An increase of $12 million from in-kind interest expense and non-cash amortization of debt discounts.

For the year, the company reduced its net debt by $666 million, or 23 percent, versus the end of 2002. This was substantially due to a reduction of $461 million due to the exchange offers in the third quarter, $92 million of cash flow for 2003 and $83 million in proceeds from the sale of substantially all of the broadband assets.

"In defense of our core business, we increased our level of investment in wireless and DSL subscriber acquisition, while simultaneously producing cash flow to reduce net debt," said Brian Ross, Cincinnati Bell Inc.'s Chief Financial Officer.

FINANCIAL GUIDANCE

The company provides the following guidance for 2004:

     - Revenue decline, excluding Broadband Services, of low single-digit percent

     -    Access line decline of 2 to 4 percent

     -    DSL net additions of 30,000 to 35,000

     -    Wireless net additions of 50,000 to 60,000

     -    Depreciation of $190 to $195 million

     -    Operating income of $295 to $310 million

     - Effective tax rate of approximately 50 percent; with approximately $5 million in cash tax payments

     -    Capital expenditures of 10 to 12 percent of revenue

     -    Net debt reduction of approximately $140 million

     The company has entered into an agreement to sell substantially all of the non-Cincinnati-based CBTS assets for approximately $3 million in cash. 2003 revenue associated with the divested assets was approximately $60 million, while operating income for the same period was approximately $1 million.

RESTATEMENT OF PRIOR FINANCIAL STATEMENTS

As previously disclosed, the company has restated its financial statements to reflect the revised accounting for a particular broadband network construction agreement entered into in 2000. The effects of this restatement on the company's financial statements are reflected in the financial tables distributed with this release and are further described in Note 2 to the consolidated financial statements included in its 2003 Form 10-K.


USE OF NON-GAAP FINANCIAL MEASURES

*The company has presented certain information regarding net debt in the preceding discussion because the company believes net debt provides a useful measure of a company's liquidity and financial health. Net debt is defined by the company as the sum of short-term and long-term debt, in addition to BRCOM preferred stock (as applicable), offset by cash and cash equivalents. A detailed reconciliation of the company's net debt to comparable GAAP financial measures is given in the attached financial information and is posted on the company's website at www.cincinnatibell.com, under the Investor Relations tab.

**The company has presented certain information regarding cash flow in the preceding discussion because the company believes cash flow provides a useful measure of a company's operational performance, liquidity and financial health. Cash flow is defined by the company as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in restricted cash in operating activities, issuance and repayment of long-term debt in financing activities, short-term borrowings (repayments) in financing activities and proceeds from the sale of discontinued operations and assets in investing activities. Cash flow should not be considered as an alternative to net income
(loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with cash flow as defined by other companies. A detailed reconciliation of the company's cash flow to comparable GAAP financial measures is given in the attached financial information and is posted on the company's website at www.cincinnatibell.com, under the Investor Relations tab.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because Cincinnati Bell Inc. management uses this information when evaluating the company's results of operations and cash flow and believes that this information provides the users of the financial statements with an additional and useful comparison of the company's current results of operations and cash flows with past and future periods.

***The company has presented certain information regarding average revenue per user (ARPU) because the company believes ARPU provides a useful measure of the operational performance of the wireless business. ARPU is calculated by dividing service revenue by our average subscriber base for the respective period. For a given period, average subscribers is calculated by adding subscribers at the beginning of the period to subscribers at the end of the period and dividing the sum by two.

****The company has presented certain information regarding cost per gross addition (CPGA) because the company believes CPGA provides a useful measure of the initial expense to add a wireless subscriber. CPGA is calculated by adding incentives for handsets sold (costs have historically exceeded the related revenue) to selling expenses (which excludes bad debt) and dividing the sum by total gross subscriber acquisitions during the relevant period.

CONFERENCE CALL/WEBCAST

Cincinnati Bell Inc. will host a conference call discussing its fourth quarter 2003 results on Tuesday, March 23, 2004 at 9:00 am EST, which will be web-cast on the company's website at www.cincinnatibell.com. The dial-in number for the conference call is 1-877-641-0086. International callers may dial 678-460-1867. A taped replay of the conference call will be available one hour after the conclusion of the teleconference until 5:00 (PST) on April 30, 2004. For U.S. callers, the replay will be available at 866-543-6660. For international callers, the replay will be available at 678-460-1866. The replay reference number is 144318.

ABOUT CINCINNATI BELL INC.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

SAFE HARBOR NOTE

Certain of the statements and predictions contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words "believe," "anticipates," "plans," "expects," "will," or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator and Cincinnati Bell's ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including Cincinnati Bell's annual Form 10-K report, Quarterly Form 10-Q reports, Forms 8-K, and Forms S-4 and S-3 Registration Statements. The forward-looking statements included in this press release represent the company's estimates as of March 22, 2004. The company anticipates that subsequent events and developments will cause its estimates to change.

CINCINNATI BELL INC.
Restatement of Prior Financial Statements
(Unaudited)

The Audit Committee of the Company's Board of Directors recently completed an investigation into the allegations contained in an amended class action securities lawsuit filed in December 2003. These allegations relate primarily to the manner in which the Company recognized revenue, and wrote down assets, with respect to its former broadband business. In connection with that investigation, adjustments have been identified related to the manner that the Company recorded a particular broadband network construction agreement entered into in 2000. These adjustments related to the timing of revenue recognition resulting from the inappropriate inclusion of certain costs that had not been fully incurred and use of estimates regarding the extent to which the construction contract had been completed. The Company's restatement also includes the reversal of a related unbilled account receivable that was previously written off in the second quarter of 2003, as the account receivable was eliminated as a result of the adjustments to revenue in 2001 and 2000. The Company has restated its financial statements to reflect the revised accounting for this contract.

Revenue for the year-to-date period ended September 30, 2003 will remain the same as previously reported, cost of services and products will decrease by $50.5 million and net income will increase by $50.5 million; revenue and cost of services and products will be unchanged in 2002 and net loss will increase by $18.0 million due to an increase in income tax expense; revenue for 2001 will decrease by $30.6 million, cost of services and products for 2001 will increase by $15.1 million, and net loss for 2001 will increase by $29.4 million; and revenue for 2000 will decrease by $22.7 million, cost of services and products for 2000 will decrease by $17.9 million, and net loss for 2000 will increase by $3.1 million. Thus, there is no cumulative change to net income over the reporting period as a result of this restatement.

                                                            2003         2002        2001       2000
                                                          --------    ---------    --------    --------
                                                       (through 9/30)

Revenue, as previously reported                           $1,246.6    $ 2,178.6    $2,282.9    $1,992.9
Adjustment                                                      --           --       (30.6)      (22.7)
                                                          ---------------------------------------------
Revenue, as restated                                      $1,246.6    $ 2,178.6    $2,252.3    $1,970.2
                                                          =============================================

Cost of services and products, as previously reported     $  601.7    $ 1,035.6    $1,154.2    $  966.3
Adjustment                                                   (50.5)        --          15.1       (17.9)
                                                          ---------------------------------------------
Cost of services and products, as restated                $  551.2    $ 1,035.6    $1,169.3    $  948.4
                                                          =============================================

Net income (loss), as previously reported                 $  438.4    $(4,222.3)   $ (286.2)   $ (377.1)
Adjustment                                                    50.5        (18.0)      (29.4)       (3.1)
                                                          ---------------------------------------------
Net income (loss), as restated                            $  488.9    $(4,240.3)   $ (315.6)   $ (380.2)
                                                          =============================================


Cincinnati Bell Inc.
Consolidated Statements of Operations
(Unaudited)

 (in millions - except per share amounts)

                                                           For the Three Months              For the Twelve Months
                                                            Ended December 31,       %         Ended December 31,       %
                                                            2003         2002      Change      2003         2002      Change
                                                          --------     ---------   ------    --------    ---------    ------
                                                                                                         (Restated)

Revenue                                                   $  311.2     $   509.3    (39%)   $1,557.8     $ 2,178.6     (29%)
-------

Costs & Expenses
  Cost of Services and Products                              130.3         246.3    (47%)      681.5       1,035.6     (34%)
  Selling, General & Administrative                           62.2         122.0    (49%)      353.1         502.2     (30%)
  Depreciation and Amortization                               48.7         125.6    (61%)      169.7         496.3     (66%)
  Restructuring Charges (Credits)                              0.8          13.5    (94%)       (2.6)         37.1      n/m
  Asset Impairments and Other Charges (Credits)                9.5       2,200.3   (100%)        8.8       2,200.9    (100%)
  Gain on Sale of Broadband Assets                           (0.4)            --     n/m      (336.7)           --      n/m
                                                          --------     ---------            --------     ---------
    Operating Income (Loss)                                   60.1      (2,198.4)    n/m       684.0      (2,093.5)     n/m

Minority Interest Expense (Income)                            (0.3)         13.2     n/m        42.2          57.6     (27%)
Loss (Gain) on Extinguishment of Debt                        (16.2)           --     n/m         1.2            --      n/m
Other (Income) Expense, Net                                  (10.2)         10.2     n/m       (10.8)         10.2      n/m
Interest Expense and Other Financing Costs                    60.4          46.8     29%       234.2         164.2      43%
                                                          --------     ---------            --------     ---------
    Income (Loss) from Continuing Operations before
      Income Taxes, Discontinued Operations and
      Cumulative Effect of
Change in Accounting Principle                                26.4      (2,268.6)    n/m       417.2      (2,325.5)     n/m

Income Tax Expense (Benefit)                                (816.6)        132.8     n/m      (828.8)        123.7      n/m
                                                          --------     ---------            --------     ---------
    Income (Loss) from Continuing Operations before
      Discontinued Operations and Cumulative Effect
      of Change in Accounting Principle                      843.0      (2,401.4)    n/m     1,246.0      (2,449.2)     n/m
Discontinued Operations, Net of Taxes                           --            --     n/m          --         217.6    (100%)
Cumulative Effect of Change in Accounting
   Principle, Net of Taxes                                      --            --     n/m        85.9      (2,008.7)     n/m
                                                          --------     ---------            --------     ---------
    Net Income (Loss)                                        843.0      (2,401.4)    n/m     1,331.9      (4,240.3)     n/m
Preferred Stock Dividends                                      2.6           2.6      --        10.4          10.4       --
                                                          --------     ---------            --------     ---------
Net Income (Loss) Applicable to Common Shareowners        $  840.4     $(2,404.0)    n/m    $1,321.5     $(4,250.7)     n/m
                                                          ========     =========            ========     =========
Basic Earnings (Loss) Per Common Share
--------------------------------------
  Income (Loss) from Continuing Operations before
    Discontinued Operations and Cumulative Effect
    of Change in Accounting Principle                     $   3.44     $  (11.00)           $   5.44     $  (11.27)
  Discontinued Operations, Net of Taxes                         --            --                  --          1.00
  Cumulative Effect of Change in Accounting Principle,
    Net of Taxes                                                --            --                0.38         (9.20)
                                                          --------     ---------             --------    ---------
    Net Earnings (Loss) Per Common Share                  $   3.44     $  (11.00)           $   5.82     $  (19.47)
                                                          ========     =========            ========     =========
Diluted Earnings (Loss) Per Common Share
----------------------------------------
  Income (Loss) from Continuing Operations before
    Discontinued Operations and Cumulative Effect of
    Change in Accounting Principle                        $   3.17     $  (11.00)           $   5.02     $  (11.27)
  Discontinued Operations, Net of Taxes                         --            --                  --          1.00
  Cumulative Effect of Change in Accounting Principle,
    Net of Taxes                                                --            --                0.34         (9.20)
                                                          --------     ---------             --------    ---------
    Net Earnings (Loss) Per Common Share                  $   3.17     $  (11.00)           $   5.36     $  (19.47)
                                                          ========     =========            ========     =========
Weighted Average Common Shares Outstanding
------------------------------------------
  - Basic                                                    244.3         218.5               226.9         218.4
  - Diluted                                                  267.6         218.5               253.3         218.4


Cincinnati Bell Inc.
Segment Information
(Unaudited)


(dollars in millions)                                        For the Three Months                 For the Twelve Months
                                                               Ended December 31,        %         Ended December 31,        %
                                                              2003          2002      Change       2003        2002        Change
                                                            -------     ---------     ------      --------    ---------    ------
Revenue                                                                                                  (Restated)
-------
   Local                                                    $ 208.6     $   216.5       (4%)      $  820.4    $   833.1      (2%)
   Wireless                                                    62.6          65.4       (4%)         259.5        267.2      (3%)
   Other                                                       19.4          21.1       (8%)          81.1         82.8      (2%)
   Broadband                                                   26.6         227.1      (88%)         448.7      1,075.4     (58%)
   Corporate and eliminations                                  (6.0)        (20.8)     (71%)         (51.9)       (79.9)    (35%)
                                                            -------     ---------                 --------    ---------
      Total Revenue                                         $ 311.2     $   509.3      (39%)      $1,557.8    $ 2,178.6     (28%)
                                                            =======     =========                 ========    =========

Cost of Services and Products
-----------------------------
   Local                                                    $  68.6     $    69.9       (2%)      $  260.0    $   261.8      (1%)
   Wireless                                                    32.4          32.8       (1%)         110.5        119.5      (8%)
   Other                                                       12.9          16.5      (22%)          54.1         63.4     (15%)
   Broadband                                                   20.5         143.6      (86%)         296.2        655.6     (55%)
   Corporate and eliminations                                  (4.1)        (16.5)     (75%)         (39.3)       (64.7)    (39%)
                                                            -------     ---------                 --------    ---------
      Total Cost of Services and Products                   $ 130.3     $   246.3      (47%)      $  681.5    $ 1,035.6     (34%)
                                                            =======     =========                 ========    =========

Selling, General & Administrative
---------------------------------
   Local                                                    $  34.4     $    36.2       (5%)      $  133.5    $   139.5      (4%)
   Wireless                                                    15.1          11.6       30%           50.0         47.3       6%
   Other                                                        2.6           4.2      (38%)          14.8         15.8      (6%)
   Broadband                                                    7.3          72.2      (90%)         144.5        308.3     (53%)
   Corporate and eliminations                                   2.8          (2.2)      n/m           10.3         (8.7)     n/m
                                                            -------     ---------                 --------    ---------
      Total Selling, General & Administrative               $  62.2     $   122.0      (49%)      $  353.1    $   502.2     (30%)
                                                            =======     =========                 ========    =========

Depreciation and Amortization
-----------------------------
   Local                                                    $  31.9     $    36.8      (13%)      $  125.7    $   146.7     (14%)
   Wireless                                                    15.9           8.0       99%           38.8         31.3      24%
   Other                                                        0.6           0.5       20%            2.1          1.9      11%
   Broadband                                                    0.2          80.1     (100%)          2.5         315.9     (99%)
   Corporate and eliminations                                   0.1           0.2      (50%)           0.6          0.5      20%
                                                            -------     ---------                 --------    ---------
      Total Depreciation and Amortization                   $  48.7     $   125.6      (61%)      $  169.7    $   496.3     (66%)
                                                            =======     =========                 ========    =========

Restructuring Charges (Credits)
-------------------------------
   Local                                                    $   4.5         $ 1.1       n/m       $    4.5    $    (0.5)     n/m
   Wireless                                                       -             -       n/m              -            -      n/m
   Other                                                          -             -       n/m              -            -      n/m
   Broadband                                                   (7.6)         11.6       n/m          (11.0)        32.6      n/m
   Corporate and eliminations                                   3.9           0.8       n/m            3.9          5.0     (22%)
                                                            -------     ---------                 --------    ---------
      Total Restructuring                                   $   0.8     $    13.5      (94%)      $   (2.6)   $    37.1      n/m
                                                            =======     =========                 ========    =========

Asset Impairments and Other Charges (Credits)
---------------------------------------------
   Local                                                    $   0.3     $     0.3           -     $    0.6        $ 0.3     100%
   Wireless                                                       -             -       n/m              -            -      n/m
   Other                                                        3.5             -       n/m            3.6            -      n/m
   Broadband                                                    5.7       2,200.0     (100%)           4.6      2,200.6    (100%)
   Corporate and eliminations                                     -             -       n/m              -            -      n/m
                                                            -------     ---------                 --------    ---------
      Total Asset Impairments and Other Charges (Credits)   $   9.5     $ 2,200.3     (100%)      $    8.8    $ 2,200.9    (100%)
                                                            =======     =========                 ========    =========

Gain on Sale of Broadband Assets
--------------------------------
   Local                                                    $     -     $       -       n/m       $      -    $       -      n/m
   Wireless                                                       -             -       n/m              -            -      n/m
   Other                                                          -             -       n/m              -            -      n/m
   Broadband                                                   (0.4)            -       n/m         (336.7)           -      n/m
   Corporate and eliminations                                     -             -       n/m              -            -      n/m
                                                            -------     ---------                 --------    ---------
      Total Gain on Sale of Broadband Assets                $  (0.4)    $       -       n/m       $ (336.7)   $       -      n/m
                                                            =======     =========                 ========    =========

Operating Income
----------------
   Local                                                    $  68.9     $    72.2       (5%)      $  296.1    $   285.3       4%
   Wireless                                                    (0.8)         13.0       n/m           60.2         69.1     (13%)
   Other                                                       (0.2)         (0.1)     100%           6.5           1.7      n/m
   Broadband                                                    0.9      (2,280.4)      n/m          348.6     (2,437.6)     n/m
   Corporate and eliminations                                  (8.7)         (3.1)     181%         (27.4)        (12.0)    128%
                                                            -------     ---------                 --------    ---------
      Total Operating Income                                $  60.1     $(2,198.4)      n/m       $  684.0    $(2,093.5)     n/m
                                                            =======     =========                 ========    =========

CINCINNATI BELL INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

     (in millions - except debt covenants and segment information)

                                                                   December 31,         December 31,
                                                                      2003                  2002
                                                                  -------------         ------------
                                                                                        (Restated)
Assets

Cash and Cash Equivalents                                           $    26.0            $    44.9
Restricted Cash                                                             -                  7.0
Receivables - Net                                                       140.5                240.1
Materials and Supplies                                                   33.6                 32.2
Other Current Assets                                                     59.3                 70.6
Property, Plant and Equipment - Net                                     898.8                867.9
Goodwill                                                                 40.9                 40.9
Other Intangible Assets - Net                                            47.2                 47.8
Noncurrent Deferred Tax Assets                                          696.9                    -
Other Noncurrent Assets                                                 130.3                101.2
                                                                    ---------            ---------
   Total Assets                                                     $ 2,073.5            $ 1,452.6
                                                                    =========            =========

Liabilities and Shareowners' Deficit

Current Portion of Long-Term Debt                                   $    13.3            $   203.7
Current Portion of Unearned Revenue and Customer Deposits                41.5                118.9
Accounts Payable                                                         64.5                129.4
Accrued Taxes                                                            43.7                 84.4
Other Current Liabilities                                               143.8                213.2
Long-Term Debt, Less Current Portion                                  2,274.5              2,354.7
Unearned Revenue, Less Current Portion                                   11.9                306.0
Other Noncurrent Liabilities                                            120.0                197.2
Minority Interest                                                        39.7                443.9
Shareowners' Deficit                                                   (679.4)            (2,598.8)
                                                                    ---------            ---------
   Total Liabilities and Shareowners' Deficit                       $ 2,073.5            $ 1,452.6
                                                                    =========            =========

Other Data:
Common Shares Outstanding at Balance Sheet Date                         244.6                218.7
Net Debt                                                            $ 2,261.8            $ 2,927.9
Credit Facility Availability                                        $   299.5            $   163.9

Debt Covenants (See Note 1):
Debt to EBITDA Ratio - Calculated                                        4.70                  n/a
Debt to EBITDA Ratio - Required                                          6.20                  n/a

Senior Secured Debt to EBITDA Ratio - Calculated                         1.87                  n/a
Senior Secured Debt to EBITDA Ratio - Required                           4.00                  n/a

Interest Coverage Ratio - Calculated                                     3.56                  n/a
Interest Coverage Ratio - Required                                       2.50                  n/a

Year-to-date Capital Expenditures - Restricted Group Actual             122.2                  n/a
Maximum Annual Capital Expenditures - Restricted Group Allowed          146.0                  n/a

Segment Information (in thousands):
Local Access Lines                                                      985.8              1,011.9
Complete Connections Subscribers                                        312.5                288.9
DSL Subscribers                                                          99.5                 74.8
Custom Connections Subscribers                                           54.7                    -

  Postpaid Wireless Subscrbers                                          311.9                311.2
  Prepaid Wireless Subscrers                                            162.5                159.2
                                                                    ---------            ---------
Total Wireless Subscribers                                              474.4                470.4

  Consumer Long Distance Lines                                          414.4                431.3
  Business Long Distance Lines                                          124.6                123.5
                                                                    ---------            ---------
Total Long Distance Lines                                               539.0                554.8


Note 1: The company renegotiated its debt covenants in March 2003 in conjunction with its refinancing, which rendered historical covenant information irrelevant.

CINCINNATI BELL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(dollars in millions)                                    For the Three Months      For the Twelve Months
                                                          Ended December 31,         Ended December 31,
CONSOLIDATED CASH FLOW                                      2003       2002         2003         2002
                                                         --------     -------     ---------    ----------
                                                                                               (Restated)
Cash provided by operating activities                     $ 79.9      $ 62.6      $   310.6     $ 192.6

Capital expenditures                                       (31.6)      (36.0)        (126.4)     (175.9)
Cash provided by sale of Broadband assets                      -           -           82.7           -
Proceeds from the sale of discontinued operations              -           -              -       345.0
Other                                                       (0.1)          -            0.9        23.3
                                                          ------      ------      ---------     -------
Cash used in investing activities                          (31.7)      (36.0)         (42.8)      192.4

  Issuance of long-term debt                               540.0        38.0        1,390.0       151.0
  Repayment of long-term debt                             (576.2)      (51.2)      (1,585.1)     (470.0)
  Short-term borrowings (repayments), net                   (1.7)        0.5           (5.5)       (6.9)
  Debt issuance costs                                      (15.2)       (0.8)         (80.4)       (9.2)
  Issuance of common shares - exercise of stock options      0.7         0.3            2.2         0.8
  Purchase of Cincinnati Bell shares for treasury and
    employee benefit-plans                                     -        (0.6)             -        (0.6)
  Preferred stock dividends paid                            (2.6)       (2.6)          (7.9)      (35.2)
                                                          ------      ------      ---------     -------
Cash used in financing activities                          (55.0)      (16.4)        (286.7)     (370.1)
                                                          ------      ------      ---------     -------
Net increase in cash and cash equivalents                   (6.8)       10.2          (18.9)       14.9
Cash and cash equivalents at beginning of period            32.8        34.7           44.9        30.0
                                                          ------      ------      ---------     -------
Cash and cash equivalents at end of period                $ 26.0      $ 44.9      $    26.0     $  44.9
                                                          ======      ======      =========     =======

RECONCILIATION OF GAAP CASH FLOW TO CASH FLOW AS
  DEFINED BY THE COMPANY
Net increase (decrease) in cash and cash equivalents      $ (6.8)     $ 10.2      $   (18.9)     $ 14.9
Less adjustments:
  Issuance of long-term debt                               540.0        38.0        1,390.0       151.0
  Repayment of long-term debt (financing activities)      (576.2)      (51.2)      (1,585.1)     (470.0)
  Short-term borrowings (repayments), net
    (financing activities)                                  (1.7)        0.5           (5.5)       (6.9)
  Restricted Cash                                                       (7.0)           6.9        (7.0)
  Proceeds from the sale of discontinued operations                                               345.0
  Cash provided by sale of Broadband assets                                            82.7
                                                          ------      ------      ---------     -------

   Cash flow (as defined by the company)                  $ 31.1      $ 29.9      $    92.1     $   2.8
                                                          ======      ======      =========     =======

Cash Expenditures for Restructuring                       $ (9.0)     $(12.4)     $   (21.3)    $ (72.4)

Income Tax Refunds Received                               $    -      $    -      $     0.3     $ (40.3)

CINCINNATI BELL INC.
CONSOLIDATED REVENUE AND OPERATING INCOME EXCLUDING BROADBAND
(UNAUDITED)

(dollars in millions)                                  For the Three Months                  For the Twelve Months
                                                         Ended December 31,        %            Ended December 31,        %
                                                        2003          2002       Change        2003           2002      Change
                                                       --------    ---------     -------    ----------    ----------    ------
                                                                                                          (Restated)
RECONCILIATION OF CONSOLIDATED REVENUE TO
 CONSOLIDATED REVENUE EXCLUDING BROADBAND
Revenue                                                $ 311.2     $    509.3     (39%)     $ 1,557.8     $  2,178.6     (28%)
Less adjustments:
Broadband Revenue                                         26.6          227.1     (88%)         448.7        1,075.4     (58%)
Broadband Intercompany Activity                           (1.2)         (16.7)    (93%)         (34.1)         (62.6)    (46%)
                                                       -------     ----------               ---------     ----------

Consolidated Revenue Excluding Broadband               $ 285.8     $    298.9      (4%)     $ 1,143.2     $  1,165.8     (2%)
                                                       =======     ==========               =========     ==========

RECONCILIATION OF CONSOLIDATED OPERATING INCOME TO
  CONSOLIDATED OPERATING INCOME EXCLUDING BROADBAND
Operating Income                                       $  60.1     $ (2,198.4)     n/m      $   684.0     $ (2,093.5)     n/m
Less adjustments:
  Broadband Operating Income (Loss)                        0.9       (2,280.4)     n/m          348.6       (2,437.6)     n/m
                                                       -------     ----------               ---------     ----------

Consolidated Operating Income Excluding Broadband      $  59.2     $     82.0     (28%)     $   335.4     $    344.1     (3%)
                                                       =======     ==========               =========     ==========

CINCINNATI BELL INC.
NET DEBT CALCULATION
(UNAUDITED)

                                                                                                  Change
                                                         December 31,    December 31,   --------------------------
(dollars in millions)                                        2003            2002            $                %
                                                         ------------    ------------   ----------         ------

Credit Facilities                                          $   608.4       $ 1,648.1    $ (1,039.7)         (63%)
Cincinnati Bell Telephone notes                                250.0           270.0         (20.0)          (7%)
9% Senior subordinated notes of BRCOM                              -            46.0         (46.0)        (100%)
7 1/4% Senior notes due 2013 of Cincinnati Bell Inc.           500.0               -         500.0           n/m
16% Senior subordinated notes of Cincinnati Bell Inc.          360.6               -         360.6           n/m
7 1/4% Senior notes due 2023 of Cincinnati Bell Inc.            50.0            50.0             -             -
8 3/8% Senior notes due 2014 of Cincinnati Bell Inc.           540.0               -         540.0           n/m
Convertible subordinated notes of Cincinnati Bell Inc.             -           502.8        (502.8)        (100%)
Capital leases                                                  18.2            39.0         (20.8)         (53%)
Other short-term debt of BRCOM                                   2.7             2.6           0.1            4%
Unamortized discount                                           (42.1)           (0.9)        (41.2)          n/m
12 1/2% Senior Notes of BRCOM                                      -             0.8          (0.8)        (100%)
12 1/2% Series B Junior Exchangeable Preferred Stock
  of BRCOM Inc.                                                    -           414.4        (414.4)        (100%)
                                                           ---------       ---------    ----------

   Total Debt and Minority Interest                          2,287.8         2,972.8        (685.0)         (23%)

Less: Cash and Cash Equivalents                                 26.0            44.9         (18.9)         (42%)
                                                           ---------       ---------    ----------

   Net Debt (as defined by the company)                    $ 2,261.8       $ 2,927.9    $   (666.1)         (23%)
                                                           =========       =========    ==========

CINCINNATI BELL INC.
NET DEBT CALCULATION
(UNAUDITED)

                                                                                            Change
                                                        December 31,  September 30,   ------------------
(dollars in millions)                                      2003            2003          $          %
                                                        -----------   -------------   --------    ------

Credit Facilities                                        $   608.4     $   639.9      $ (31.5)      (5%)
Cincinnati Bell Telephone notes                              250.0         270.0        (20.0)      (7%)
9% Senior subordinated notes of BRCOM                            -             -            -       n/m
7 1/4% Senior notes due 2013 of Cincinnati Bell Inc.         500.0         500.0            -         -
16% Senior subordinated notes of Cincinnati Bell Inc.        360.6         357.1          3.5        1%
7 1/4% Senior notes due 2023 of Cincinnati Bell Inc.          50.0          50.0            -         -
8 3/8% Senior notes due 2014 of Cincinnati Bell Inc.         540.0             -        540.0       n/m
Convertible subordinated notes of Cincinnati Bell Inc.           -         534.5       (534.5)    (100%)
Capital leases                                                18.2          33.6        (15.4)     (46%)
Other short-term debt of BRCOM                                 2.7           2.8         (0.1)      (4%)
Unamortized discount                                         (42.1)        (44.2)         2.1       (5%)
12 1/2% Senior Notes of BRCOM                                    -             -            -       n/m
12 1/2% Series B Junior Exchangeable
 Preferred Stock of BRCOM Inc.                                   -             -            -       n/m
                                                         ---------     ---------      -------

   Total Debt and Minority Interest                        2,287.8       2,343.7        (55.9)      (2%)

Less: Cash and Cash Equivalents                               26.0          32.9         (6.9)     (21%)
                                                         ---------     ---------      -------

   Net Debt (as defined by the company)                  $ 2,261.8     $ 2,310.8      $ (49.0)      (2%)
                                                         =========     =========      =======

CINCINNATI BELL INC.
NORMALIZED STATEMENTS OF OPERATIONS - RECONCILIATION TO REPORTED RESULTS (UNAUDITED)

(in millions - except per share amounts)


                                                                         SPECIAL AND NONRECURRING ITEMS
                                                         ----------------------------------------------------------------------
                                                         For the Twelve
                                                          Months Ended     Income     Debt
                                                           December 31,     Tax      Extin-      Asset      Rest-     El Paso
                                                           2003 (GAAP)    Benefits  guishment Impairments  ructuring Settlement
                                                         ----------------------------------------------------------------------
                                                                             A        B         C          D          E

Revenue                                                     $1,557.8    $    --   $    --     $   --      $  --      $ --

 Costs & Expenses
   Cost of Services and Products                               681.5         --        --         --         --         --
   Selling, General & Administrative                           353.1         --        --         --         --         --
   Depreciation and Amortization                               169.7         --        --         --         --         --
   Restructuring Charges (Credits)                              (2.6)        --        --         --       (2.6)        --
   Asset Impairments and Other Charges (Credits)                 8.8         --        --        3.6         --        5.2
   Gain on Sale of Broadband Assets                           (336.7)        --        --         --         --
                                                            ------------------------------------------------------------------

     Operating Income (loss)                                   684.0         --        --       (3.6)       2.6       (5.2)

 Minority Interest Expense (Income)                             42.2         --        --         --         --         --
 Loss (Gain) on Extinguishment of Debt                           1.2         --       1.2         --         --         --
 Other (Income) Expense, Net                                   (10.8)        --        --         --         --         --
 Interest Expense and Other Financing Costs                    234.2         --      16.4         --         --         --
                                                            ------------------------------------------------------------------

 Income (Loss) from Continuing Operations before
     Income Taxes,  Discontinued Operations and
     Cumulative Effect of Change in Accounting Principle       417.2         --     (17.6)      (3.6)       2.6       (5.2)


 Income Tax Expense (Benefit)                                 (828.8)    (834.7)       --         --         --         --
                                                            ------------------------------------------------------------------

 Income (Loss) from Continuing Operations before
     Discontinued Operations and Cumulative Effect of
     Change in Accounting Principle                          1,246.0      834.7     (17.6)      (3.6)       2.6       (5.2)

 Discontinued Operations, Net of Taxes                            --         --        --         --         --         --

 Cumulative Effect of Change in Accounting Principle,
     Net of Taxes                                               85.9         --        --         --         --         --
                                                            ------------------------------------------------------------------

 Net Income (Loss)                                           1,331.9       834.7     (17.6)      (3.6)       2.6       (5.2)

 Preferred Stock Dividends                                      10.4         --        --         --         --         --
                                                            ------------------------------------------------------------------

 Net Income (Loss) Applicable to Common Shareowners         $1,321.5    $  834.7  $  (17.6)   $  (3.6)     $ 2.6      $(5.2)
                                                            ===================================================================


 Weighted average diluted shares                               253.3       253.3     253.3       253.3     253.3      253.3

 Diluted Earnings (Loss) Per Common Share                   $   5.36    $   3.30  $  (0.07)  $   (0.01)  $  0.01   $  (0.02)


                                                                               SPECIAL AND NONRECURRING ITEMS
                                                            ----------------------------------------------------------------------
                                                              Executive      Gain on                            For the Twelve
                                                            Incentives and   Sale of     Change in    Other      Months Ended
                                                             Termination    Broadband   Accounting   Special   December 31, 2003
                                                               Benefits       Assets     Principle    Items   Before Special Items
                                                            ----------------------------------------------------------------------
                                                                  F          G            H             I

 Revenue                                                     $    --       $   --      $   --       $    --         $ 1,557.8

 Costs & Expenses
   Cost of Services and Products                                  --           --          --            --            681.5
   Selling, General & Administrative                            11.2           --          --            --            341.9
   Depreciation and Amortization                                  --           --          --            --            169.7
   Restructuring Charges (Credits)                                --           --          --            --               --
   Asset Impairments and Other Charges (Credits)                  --           --          --            --               --
   Gain on Sale of Broadband Assets                               --       (336.7)         --            --               --
                                                            ------------------------------------------------------------------

     Operating Income (loss)                                   (11.2)       336.7          --            --            364.7

 Minority Interest Expense (Income)                               --           --          --            --             42.2
 Loss (Gain) on Extinguishment of Debt                            --           --          --            --               --
 Other (Income) Expense, Net                                      --           --          --         (10.0)            (0.8)
 Interest Expense and Other Financing Costs                       --           --          --            --            217.8
                                                            ------------------------------------------------------------------

 Income (Loss) from Continuing Operations before
     Income Taxes,  Discontinued Operations and
     Cumulative Effect of Change in Accounting Principle       (11.2)       336.7          --          10.0            105.5


 Income Tax Expense (Benefit)                                     --           --          --            --              5.9
                                                            ------------------------------------------------------------------

 Income (Loss) from Continuing Operations before
     Discontinued Operations and Cumulative Effect of
     Change in Accounting Principle                            (11.2)       336.7          --          10.0             99.6

 Discontinued Operations, Net of Taxes                            --           --          --            --               --

 Cumulative Effect of Change in Accounting Principle,
   Net of Taxes                                                   --           --        85.9            --               --

                                                            ------------------------------------------------------------------
     Net Income (Loss)                                         (11.2)       336.7        85.9           10.0            99.6

 Preferred Stock Dividends                                        --           --          --             --            10.4
                                                            ------------------------------------------------------------------
 Net Income (Loss) Applicable to Common Shareowners          $  (11.2)     $336.7       $85.9          $10.0           $89.2
                                                            ===================================================================

 Weighted average diluted shares                                 253.3      253.3       253.3          253.3           253.3

 Diluted Earnings (Loss) Per Common Share                    $  (0.04)      $1.33       $0.34          $0.04           $0.48




NORMALIZED RESULTS HAVE BEEN ADJUSTED FOR THE FOLLOWING:

A The company reversed certain previously recorded valuation allowances against deferred tax assets. The Company has maintained these valuation allowances primarily due to liquidity concerns at the company's subsidiary, BRCOM, Inc. Because these uncertainties have been substantially mitigated, the company recorded a non-cash income tax benefit of $823.0 million in the fourth quarter of 2003. In addition, the Company recorded a tax benefit of $11.7 million in the third quarter of 2003 related to the reversal of certain income tax reserves due to the closure of certain recent IRS audit periods. Due to the reversal of valuation allowance, special items have not been tax effected as they were initially recorded at a 0% effective tax rate.

B The Company recorded a non-cash gain of $16.2 million during the fourth quarter due to the extinguishment of the Company's convertible subordinated debentures (Oak Hill), which were purchased at 97% of accreted value. This gain was offset by a non-cash charge of $17.4 million related to the exhange of $46 million of 9% senior subordianted notes of BRCOM in the thrid quarter. Additionally, the Company recorded a charge of $16.4 million in 2003 related to the write-off of deferred financing cost associated with the refinancing of the Company's credit facilities.

C The Company recorded an asset impairment charge in the fourth quarter, substantially related to a write down the value of the Company's public payphone assets to fair value.

D    The Company recorded a restructuring credit of $2.6 million during 2003.

E The Company reached a final settlement in February 2004 of an arbitration proceeding with El Paso Global Networks regarding a broadband network construction contract entered into in 2000. As part of the settlement, both parties agreed to drop their respective claims for monetary damages. The Company recorded a $5.2 million charge in the fourth quarter as a result of this settlement.

F The Company recorded a charge of $11.2 million for certain executive incentives and termination benefits, $2.6 million of which consisted of a non-cash charge for the accelerated vesting of stock options.

G The Company's recorded a gain on the sale of its broadband assets of $336.7 million.

H The Company recorded a non-cash gain of $85.9 million resulting from the cumulative effect of a change in accounting principle in accordance with SFAS 143.

I The Company recorded a gain of $10.0 million due to the modification of a lease at the Company's headquarters. This modification required the lease to be reclassified from a capital lease to an operating lease.

CINCINNATI BELL INC.
NORMALIZED STATEMENTS OF OPERATIONS - RECONCILIATION TO REPORTED RESULTS (UNAUDITED)


(in millions - except per share amounts)                            SPECIAL AND NONRECURRING ITEMS
                                            --------------------------------------------------------------------------

                                                                                                                         For the
                                                                                                                          Three
                                 For the                                                                                 Months
                                  Three                                                         Executive                 Ended
                                 Months                                                        Incentives               December 31,
                                  Ended     Income    Debt      Asset                              and          Other   2003 Before
                               December 31,   Tax     Extin-    Impair-    Restruc-    EPGN    Termination     Special   Special
                                2003(GAAP)  Benefits guishment   ments     turing   Settlement   Benefits       Items     Items
                               -----------------------------------------------------------------------------------------------------
                                               A         B         C          D          E           F           G
Revenue                          $ 311.2    $    --   $    --   $    --                                        $   --     $ 311.2
-------

Costs & Expenses
----------------
  Cost of Services and Products    130.3         --        --        --         --        --           --          --       130.3
  Selling, General &
    Administrative                  62.2         --        --        --         --        --          2.0          --        60.2
  Depreciation and Amortization     48.7         --        --        --         --        --           --          --        48.7
  Restructuring Charges (Credits)    0.8         --        --        --        0.8        --           --          --          --
  Asset Impairments and Other
    Charges (Credits)                9.5         --        --       4.3         --       5.2           --          --          --
  Gain on Sale of Broadband
    Assets                          (0.4)        --        --        --         --        --           --          --        (0.4)
                                 -------------------------------------------------------------------------------------------------

    Operating Income (loss)         60.1         --        --      (4.3)      (0.8)     (5.2)        (2.0)         --        72.4

Minority Interest Expense
  (Income)                          (0.3)        --        --        --         --        --           --          --        (0.3)
Loss (Gain) on Extinguishment
  of Debt                          (16.2)        --     (16.2)       --         --        --           --          --          --
Other (Income) Expense, Net        (10.2)        --        --        --         --        --           --       (10.0)       (0.2)
Interest Expense and Other
  Financing Costs                   60.4         --       6.5        --         --        --           --          --        53.9
                                 -------------------------------------------------------------------------------------------------

  Income (Loss) from Continuing
    Operations before Income
    Taxes, Discontinued
    Operations and Cumulative
    Effect of Change in
    Accounting Principle            26.4         --       9.7      (4.3)      (0.8)     (5.2)        (2.0)       10.0        19.0

Income Tax Expense (Benefit)      (816.6)    (823.0)       --        --         --        --           --          --         6.4
                                 -------------------------------------------------------------------------------------------------

  Income (Loss) from Continuing
    Operations before
    Discontinued Operations and
    Cumulative Effect of Change
    in Accounting Principle        843.0      823.0       9.7      (4.3)      (0.8)     (5.2)        (2.0)       10.0        12.6

Discontinued Operations,
  Net of Taxes                        --         --        --        --         --        --           --          --          --

Cumulative Effect of Change
  in Accounting Principle,
  Net of Taxes                        --         --        --        --         --        --           --          --          --
                                 -------------------------------------------------------------------------------------------------

  Net Income (Loss)                843.0      823.0       9.7      (4.3)      (0.8)     (5.2)        (2.0)       10.0        12.6

Preferred Stock Dividends            2.6         --        --        --         --        --           --          --         2.6
                                 -------------------------------------------------------------------------------------------------

Net Income (Loss) Applicable
  to Common Shareowners          $ 840.4    $ 823.0   $   9.7   $  (4.3)   $  (0.8)   $ (5.2)    $   (2.0)     $ 10.0     $  10.0
                                 =================================================================================================

Weighted average diluted shares    267.6      267.6     267.6     267.6      267.6     267.6        267.6       267.6       267.6

Diluted Earnings (Loss) Per
  Common Share                   $  3.17    $  3.08   $  0.04   $ (0.02)   $ (0.00)   $(0.02)    $  (0.01)     $ 0.04     $  0.06



NORMALIZED RESULTS HAVE BEEN ADJUSTED FOR THE FOLLOWING:

A The company reversed certain previously recorded valuation allowances against deferred tax assets. The Company has maintained these valuation allowances primarily due to liquidity concerns at the company's subsidiary, BRCOM, Inc. Because these uncertainties have been substantially mitigated, the company recorded a non-cash income tax benefit of $823.0 million in the fourth quarter of 2003. Due to the reversal of valuation allowance, special items have not been tax effected as they were initialy recorded at a 0% effective tax rate.

B The Company recorded a non-cash gain of $16.2 million during the fourth quarter of 2003 due to the extinguishment of the Company's convertible subordinated debentures (Oak Hill), which were purchased at 97% of accreted value. Additionally, the Company recorded a charge of $6.5 million in the fourth quarter related to the write-off of deferred financing cost associated with the refinancing of the Company's credit facilities.

C The Company recorded an asset impairment charge of $4.3 million in the fourth quarter of 2003, substantially related to a write down the value of the Company's public payphone assets to fair value.

D The Company recorded a restructuring charge of $0.8 million during the fourth quarter of 2003. The net restructuring charge was comprised primarily of a $4.6 million charge related to employee separation benefits, offset by a $4.1 million reversal of a restructuring charge previously recorded related to the November 2001 restructuring plan.

E The Company reached a final settlement in February 2004 of an arbitration proceeding with El Paso Global Networks regarding a broadband network construction contract entered into in 2000. As part of the settlement, both parties agreed to drop their respective claims for monetary damages. The Company recorded a $5.2 million charge in the fourth quarter of 2003 as a result of this settlement.

F The Company recorded a charge of $2.0 million for certain executive incentives and termination benefits in the fourth quarter of 2003.

G The Company recorded a gain of $10.0 million due to the modification of a lease at the Company's headquarters. This modification required the lease to be reclassified from a capital lease to an operating lease in the fourth quarter of 2003.

CINCINNATI BELL INC.
NORMALIZED STATEMENTS OF OPERATIONS - RECONCILIATION TO REPORTED RESULTS (UNAUDITED)


(in millions - except per share amounts)
                                                             SPECIAL AND NONRECURRING ITEMS
                                        ---------------------------------------------------------------------------------
                                                                                                                           For the
                                                                                                                           Twelve
                                                                                                                           Months
                                                                                                                            Ended
                                                                                                                           December
                            For the                                                                                          31,
                            Twelve                                                           Change                         2002
                          Months Ended   Income                                  Termination   in       Discon-    Other   Before
                          December 31,    Tax       Asset     Restruc-   El Paso      of    Accounting  tinued    Special  Special
                          2002 (GAAP)   Benefits Impairments   turing     Charge     IRUs   Principle  Operations  Items    Items
                          ----------------------------------------------------------------------------------------------------------
                          (Restated)       A         B           C          D         E         F          G         H    (Restated)
Revenue                    $ 2,178.6    $    --   $      --   $    --    $    --    $ 58.7  $      --   $    --   $    --  $2,119.9
-------

Costs & Expenses
----------------
  Cost of Services and
    Products                 1,035.6         --          --        --       13.3        --         --        --        --   1,022.3
  Selling, General &
    Administrative             502.2         --          --        --         --        --         --        --        --     502.2
  Depreciation and
    Amortization               496.3         --          --        --         --        --         --        --        --     496.3
  Restructuring Charges
    (Credits)                   37.1         --          --      37.1         --        --         --        --        --        --
  Asset Impairments and
    Other Charges (Credits)  2,200.9         --     2,200.3        --         --        --         --        --        --       0.6
  Gain on Sale of
    Broadband Assets              --         --          --        --         --        --         --        --        --        --
                           ---------------------------------------------------------------------------------------------------------

    Operating Income (loss) (2,093.5)        --    (2,200.3)    (37.1)     (13.3)     58.7         --        --        --      98.5

Minority Interest Expense
  (Income)                      57.6         --          --        --         --        --         --        --        --      57.6
Other (Income) Expense, Net     10.2         --          --        --         --        --         --        --      11.2      (1.0)
Interest Expense and
  Other Financing Costs        164.2         --          --        --         --        --         --        --        --     164.2
                           ---------------------------------------------------------------------------------------------------------

  Income (Loss) from
    Continuing Operations
    before Income Taxes,
    Discontinued Operations
    and Cumulative Effect of
    Change in Accounting
    Principle               (2,325.5)        --    (2,200.3)    (37.1)     (13.3)     58.7         --        --     (11.2)   (122.3)

Income Tax Expense
  (Benefit)                    123.7      912.8      (770.1)    (13.0)      (4.7)     20.5         --        --      (3.9)    (17.9)
                           ---------------------------------------------------------------------------------------------------------

  Income (Loss) from
    Continuing Operations
    before Discontinued
    Operations and
    Cumulative Effect of
    Change in Accounting
    Principle               (2,449.2)    (912.8)   (1,430.2)    (24.1)      (8.6)     38.2         --        --      (7.3)   (104.4)

Discontinued Operations,
  Net of Taxes                 217.6         --          --        --         --        --         --     217.6        --        --

Cumulative Effect of
  Change in Accounting
  Principle, Net of Taxes   (2,008.7)        --          --        --         --        --   (2,008.7)       --        --        --
                           ---------------------------------------------------------------------------------------------------------

  Net Income (Loss)         (4,240.3)    (912.8)   (1,430.2)    (24.1)      (8.6)     38.2   (2,008.7)    217.6      (7.3)   (104.4)

Preferred Stock Dividends       10.4         --          --        --         --        --         --        --        --      10.4
                           ---------------------------------------------------------------------------------------------------------

Net Income (Loss)
  Applicable to
  Common Shareowners       $(4,250.7)   $(912.8)  $(1,430.2)  $ (24.1)   $  (8.6)   $ 38.2  $(2,008.7)  $ 217.6   $  (7.3) $ (114.8)
                           =========================================================================================================

Weighted average diluted
  shares                       218.4      218.4       218.4     218.4      218.4     218.4      218.4     218.4     218.4     218.4

Diluted Earnings (Loss)
  Per Common Share         $  (19.47)   $ (4.18)  $   (6.55)  $ (0.11)   $ (0.04)   $ 0.17  $   (9.20)  $  1.00   $ (0.03)  $ (0.53)

     Normalized Results have been adjusted for the following:

A As a result of the liquidity restrictions and uncertainties at the Company's subsidiary, BRCOM, Inc., the company's federal income tax provision included a charge of $912.8 million to establish a valuation reserve against certain deferred tax assets. These uncertainties were substantially mitigated and $823 million of the valuation reserve was reversed in the fourth quarter of 2003.

B In accordance with SFAS 144, the company recorded a non-cash asset impairment charge of $2.2 billion to reduce the carrying value of the Broadband unit's assets to estimated fair market value.

C The company recorded restructuring charges of $37.1 million in 2002, which comprised $16.5 million recorded in the first quarter of 2002 for employee termination benefits, the termination of a contractual commitment with a vendor related to the November 2001 restructuring, $7.1 million recorded in the third quarter of 2002 primarily for employee termination benefits related to the September 2002 restructuring, and $14.7 million recorded in the fourth quarter of 2002 related to the October 2002 restructuring.

D In the second quarter of 2002 the Company incurred a charge of $13.3 million for costs associated with the termination of the Company's uncompleted network construction with El Paso Global Networks.

E In the second and third quarter of 2002, the Company terminated IRU contracts as a result of the bankruptcy of two carrier customers, releasing the Company from its service obligations.

F The Company recorded a non-cash charge of $2,008.7 million resulting from the cumulative effect of a change in accounting principle in accordance with SFAS 142.

G In the first quarter of 2002, the Company sold substantially all of the assets of its Cincinnati Bell Directory subsidiary.

H During the fourth quarter, the company recorded a non-cash charge of $11.2 million for the write-down of an investment security.

CINCINNATI BELL INC.
NORMALIZED STATEMENTS OF OPERATIONS - RECONCILIATION TO REPORTED RESULTS (UNAUDITED)

(in millions - except per share amounts)                                            SPECIAL AND NONRECURRING ITEMS
                                                                    ----------------------------------------------------------------
                                                                                                                      For the Three
                                                     For the Three                                                    Months Ended
                                                     Months Ended                                            Other     December 31,
                                                     December 31,  Income Tax     Asset                     Special    2002 Before
                                                     2002 (GAAP)    Benefits   Impairments   Restructuring   Items    Special Items
                                                     -------------------------------------------------------------------------------
                                                                       A            B              C            D
Revenue                                                  $ 509.3    $    --     $       --      $    --      $    --      $ 509.3
-------

Costs & Expenses
----------------
  Cost of Services and Products                            246.3         --             --           --           --        246.3
  Selling, General & Administrative                        122.0         --             --           --           --        122.0
  Depreciation and Amortization                            125.6         --             --           --           --        125.6
  Restructuring Charges (Credits)                           13.5         --             --         13.5           --           --
  Asset Impairments and Other Charges (Credits)          2,200.3         --        2,200.3           --           --           --
  Gain on Sale of Broadband Assets                            --         --             --           --           --           --
                                                      ----------------------------------------------------------------------------

    Operating Income (loss)                             (2,198.4)        --       (2,200.3)       (13.5)          --         15.4

Minority Interest Expense (Income)                          13.2         --             --           --           --         13.2
Other (Income) Expense, Net                                 10.2         --             --           --         11.2         (1.0)
Interest Expense and Other Financing Costs                  46.8         --             --           --           --         46.8
                                                      ----------------------------------------------------------------------------

    Income (Loss) from Continuing Operations
      before Income Taxes, Discontinued Operations
      and Cumulative Effect of Change in
      Accounting Principle                              (2,268.6)        --       (2,200.3)       (13.5)       (11.2)       (43.6)

Income Tax Expense (Benefit)                               132.8      912.8         (770.1)        (4.7)        (3.9)        (1.3)
                                                      ----------------------------------------------------------------------------

    Income (Loss) from Continuing Operations before
      Discontinued Operations and Cumulative Effect
      of Change in Accounting Principle                 (2,401.4)    (912.8)      (1,430.2)        (8.8)        (7.3)       (42.3)

Discontinued Operations, Net of Taxes                         --         --             --           --           --           --

Cumulative Effect of Change in Accounting Principle,
  Net of Taxes                                                --         --             --           --           --           --
                                                      ----------------------------------------------------------------------------

Net Income (Loss)                                       (2,401.4)    (912.8)      (1,430.2)        (8.8)        (7.3)       (42.3)

Preferred Stock Dividends                                    2.6         --             --           --           --          2.6
                                                      ----------------------------------------------------------------------------

Net Income (Loss) Applicable to Common Shareowners    $ (2,404.0)   $(912.8)    $ (1,430.2)     $ (8.8)      $ (7.3)      $ (44.9)
                                                      ============================================================================

Weighted average diluted shares                            218.5      218.5          218.5        218.5        218.5        218.5

Diluted Earnings (Loss) Per Common Share              $   (11.00)   $ (4.18)    $    (6.55)     $ (0.04)     $ (0.03)     $ (0.20)

     Normalized Results have been adjusted for the following:

A As a result of the liquidity restrictions and uncertainties at the Company's subsidiary, BRCOM, Inc., the company's federal income tax provision included a charge of $912.8 million to establish a valuation reserve against certain deferred tax assets. These uncertainties were substantially mitigated and $823 million of the valuation reserve was reversed in the fourth quarter of 2003.

B In accordance with SFAS 144, the company recorded a non-cash asset impairment charge of $2.2 billion to reduce the carrying value of the Broadband unit's assets to estimated fair market value.

C The company recorded restructuring charges of $13.5 million in the fourth quarter of 2002. The restructuring of BRCOM was intended to reduce annual expenses.

D During the fourth quarter, the company recorded a non-cash charge of $11.2 million for the write-down of an investment security.